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                              PROXY--COMMON STOCK
                            DAVCO RESTAURANTS, INC.

             (SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS)
                SPECIAL MEETING OF STOCKHOLDERS--MARCH 12, 1998

    The undersigned hereby appoints ______ and ______, jointly and severally, proxies, with power of substitution, to vote at the Special Meeting of Stockholders (including any adjournments and postponements thereof) of DAVCO RESTAURANTS, INC., to be held on March 12, 1998, with all powers the undersigned would possess if personally present, as specified on the ballot below on the proposal set forth and revokes all proxies previously given by the undersigned with respect to the shares of Common Stock, par value $.001 per share (the "Shares"), of DavCo Restaurants, Inc. covered hereby.

    Proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 21, 1997, among DavCo Restaurants, Inc. (the "Company"), DavCo Acquisition Holding Inc., a Delaware corporation ("DAC"), and DavCo Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of DAC ("DAC Sub"), pursuant to which: (a) DAC Sub will be merged with and into the Company (the "Merger"), and the Company, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of DAC; and (b) each share of the Company's common stock, par value $.001 per share (the "Shares"), that is issued and outstanding at the effective time of the Merger (other than Shares held in the Company's treasury, by any subsidiary of the Company, by DAC or by DAC Sub, which will be canceled without payment, and other than Shares in respect of which appraisal rights have been perfected properly in accordance with Delaware law) will be converted into the right to receive $20.00 (or ratable portion thereof for fractional Shares) in cash, without interest, (for estimated aggregate cash consideration of approximately $119.2 million) all as more fully
described in the Company's Proxy Statement dated       , receipt of which is
hereby acknowledged.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
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    This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the proposal on the reverse side hereof and at the discretion of the proxies on any other matter that may properly come before the Special Meeting.

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Dated
                                                             Signature
                                                             Print name
                                                             Signature
                                                             Print name

                                                             Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian,
                                                             please give your full title as such. When stock is in the
                                                             names of more than one person, each person should sign the proxy.

                                                             Holders of DavCo Restaurants, Inc. Common Stock are urged
                                                             to sign, date and return this proxy in the enclosed
                                                             envelope (no postage is required if mailed in the United
                                                             States).
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